[DESCRIPTION] EXHIBIT

PNC Bank, NA
Fox Chapel Office
1105 Freeport Road
Pittsburgh, PA 15238

January 13, 1997

Mr. Roman Polnyi
Chief Financial Officer
Seven Fields Development Co.
2200 Garden Drive Suite 200
Mars, PA 16046-7846

Dear Mr. Polnyj:

This letter is intended to clarify and amend both the "Minimum Tangible Net Worth" and "Prohibition Against Additional Indebtedness" loan covenants contained in the following commercial loans:

Account Number

9127059-00018
9127059-00026

Original Amount

$1,700,000.00 $ 750,000.00

Dated

10/28/94 12/13/95

First the loan covenants established are intended to spread across all loans and lines of credit.

Second, on December 14, 1994, we amended the minimum Tangible Net Worth covenant to provide for the amount to decline from $12,425,000 to $11,000,000.00 during the fiscal year. However at fiscal year end, it would be required to return to $12,425,000 or greater.

Third, we hereby further amend the Minimum Tangible Net Worth covenant applicable to all outstanding loans and lines of credit effective
December 5, 1996 as follows:

Both Seven Fields Development Co. (Borrower) and Seven Fields (PA) Inc. (Guarantor) will maintain at all times a minimum Tangible Net Worth of $10,000,000.00. Tangible Net Worth means Tangible Net Worth plus general unsecured subordinated debt less the deferred tax asset.

PNC Bank hereby waives the fact that the covenant may have been below the established threshold during the company's last fiscal year.

Finally, we hereby amend the covenant for a prohibition against additional indebtedness to apply only to loans for land development uses only. Again, this provision will be applicable to all loans and lines of credit.

I believe that this letter should cover all the issues we discussed recently. If I have omitted anything, or there are any questions, please telephone me at 7813252.

Sincerely,
Robert C. Foley
Robert C. Foley
Vice President